Code of Ethics Statement

Background

In accordance with Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940, the Adviser has adopted a code of ethics to:

•Set forth standards of conduct expected of advisory personnel (including compliance with federal securities laws);

•Safeguard material non-public information about client transactions; and

•Require "access persons" to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

Introduction

As an investment adviser firm, we have an overarching fiduciary duty to our clients. They deserve our undivided loyalty and effort, and their interests come first. We have an obligation to uphold that fiduciary duty and see that our personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

Context holds their directors, officers, and employees accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

•Always place the interest of the clients first and never benefit at the expense of advisory clients;

•Always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or potential conflicts of interest between personal and professional relationships;

•Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;

•Fully comply with all applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and

•Proactively promote ethical and honest behavior with Context including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with Context's Code of Ethics or retaliation against a person for reporting a violation of the Code of Ethics may result in disciplinary action, up to and including termination of employment.

Prohibited Purchases and Sales

Insider Trading

In accordance with SEC Section 204A, Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. The SEC defines material by saying "Information is material if 'there is a substantial likelihood that a reasonable shareholder would consider it important' in making an investment decision." Information is nonpublic if it has not been disseminated in a manner making it available to investors generally.

Context strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. Context additionally prohibits the communicating of material non-public information to others in violation of the law. Employees who are aware of the misuse of material nonpublic information should report such to the Chief Compliance Officer (CCO) or designee. This policy applies to all of Context's employees and associated persons without exception.

Please note, the SEC interprets "material nonpublic information" broadly depending on the circumstance, employees should notify the CCO to determine if the information they have could be deemed "material nonpublic information."

I. What is Non-public Information?

Non-public information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure document (such as a proxy statement, quarterly or annual report, or prospectus), consider the information to be public. If the information is not available in the general media or in a public filing, consider the information to be non-public. If you are uncertain as to whether material information is non-public, you must notify the CCO who will consult with outside counsel

While Supervised Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Please contact the CCO if you have any questions with regard to this Regulation.

II. What is Material Information?

There is no statutory definition of material information. Information an investor would find useful in deciding whether or when to buy or sell a security is generally material. In most instances, any non-public information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether non-public information is material, you must notify the CCO who will consult with Outside Counsel.

III. Material information Examples

1. Material information may be about the issuer itself: For example:

a) information about a company's earnings or dividends, (such as whether they will be increasing or decreasing);

b) any merger, acquisition, tender offer, joint venture or similar transaction involving the company;

c) information about a company's physical assets (e.g., an oil discovery, or an environmental problem);

d) information about a company's Personnel (such as a valuable employee leaving or becoming seriously ill); or

e) Information about a company's financial status (e.g., any plans or other developments concerning financial restructuring or the issuance or redemption of, or any payments on, any securities).

2. Information may be material that is not directly about a company, if the information is relevant to that company or its products, business, or assets. For example:

a) Information that a company's primary supplier is going to increase dramatically the prices it charges; or

b) information that a competitor has just developed a product that may cause sales of a company's products to decrease.

3. Material information may include information about Context's portfolio management activities.

You should treat as material, any information that Context is considering whether to buy or sell a publicly traded security of a company or is going to make a trade or has just made a trade of that security.

Personal Securities Transactions

EMPLOYEE PERSONAL SECURITIES MONITORING

Brokerage/Advisory Accounts

Supervised Persons are required to maintain all discretionary or non-discretionary securities or commodities accounts with an approved broker-dealer, unless prior written permission to maintain account(s) outside of the approved broker-dealer list has been granted by the CCO. This includes any account over which the Supervised Person has the power to exercise investment control, including but not limited to accounts in which the Supervised Person has a direct or indirect Beneficial Interest.

Outside Accounts are permitted subject to the prior written consent of the CCO or designee. If an Outside Account is approved, the Supervised Person must instruct their broker to send duplicate statements and confirmations to the CCO or designee.

Upon joining the firm, a Supervised Person shall within 30 days from the date of employment:

1. close any Outside Accounts for which written approval has not been granted;

2. transfer existing accounts, or to open a new account, under Context's agreement to a person to be determined by the Supervised Person and Context;

3. provide copies of all brokerage transaction statements and all securities holding information for their first month of employment with Context to the CCO or designee.

Transaction Pre-clearance and transaction restrictions

A. Transaction restrictions

1. Short sales of Covered Securities are not permitted.

2. Day trading is not permitted.

3. All Supervised Persons' securities transactions in Covered Securities are subject to pre-clearance.

Exceptions to the above policy will only be made in limited circumstances, for example:

1. Documented financial hardship.

2. If the Supervised Person received securities through an inheritance and on a one time basis wishes to sell all or some of the securities.

3. Within the first 30 days of the hire date of a new employee.

4. There are currently no exceptions for Supervised Persons who are not Access Persons.

B. Pre-Clearance

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

1. Pre-clearance requests must be submitted by the requesting person to the CCO in writing or email. The request must describe in detail what is being requested and any relevant information about the proposed activity.

2. The CCO will respond in writing or email to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.

3. Pre-clearance authorizations expire 24 hours after the approval, unless otherwise noted by the CCO on the written authorization response.

Access Persons with discretionary authority over Managed Portfolios are encouraged to invest in Funds managed by Context.

Access Persons must obtain prior approval before acquiring securities in an initial public offering or limited/private offering.

Initial Public Offerings (IPO's)

Except for Exempted Transactions, no Access Person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering ("IPO") without first obtaining approval from the CCO. Any acquisition by an access person or employee in an IPO following CCO approval shall be recorded on the appropriate firm personal trading log or other designated reporting document and placed in employees file or CCO designated compliance file. The CCO must obtain approval from the Supervisor.

Limited or Private Offerings

Except for Exempted Transactions, no Access Person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining approval from the CCO. The CCO must obtain approval from the Supervisor.

If authorized, investment personnel are required to disclose that investment when they play a part in any client's subsequent consideration of an investment in the issuer.

Reporting Requirements

Access Persons

1. Initial Holdings Report

New Access Persons must disclose a listing of all Covered Securities beneficially owned no later than 10 days after becoming a new access person of Context on Schedule A attached to this Code. The information must be current as of a date no more than 45 days prior to the date of hire.

The report shall include the following:

a. The title and type of security, the ticker or CUSIP and the principal amount of all securities in which the Supervised Person has any direct or indirect beneficial ownership;

b. The name of any broker, dealer, or bank with whom the Supervised Person maintained an account in which any securities are held for the direct or indirect benefit of the Supervised Person; and

c. The date the report is submitted.

2. Quarterly Transaction Reporting

All Access Persons must submit brokerage statements or a list of transactions to the CCO or designee which reports every gift of a security, IPO, private placement, and Covered Security transaction in which they participated during the calendar quarter no later than 30 days after the end of that quarter on Schedule B attached to this Code.

If a list of transactions is provided, the following information must be included:

a. The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount;

b. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

c. The price at which the transaction was effected;

d. The name of the broker, dealer, or bank through which the transaction was effected;

The CCO will conduct periodic reviews of Supervised Persons' personal securities transactions for compliance with this Code.

All Access Persons are required to disclose any new account(s) opened during a given quarter on the next quarterly report. The quarterly report must contain the following new account information:

a. The name of the broker, dealer or bank with whom the Access Person established the account;

b. The date the account was established; and

c. The date that the report is submitted by the Access Person.

3. Annual Holdings Report

No later than January 31st, annually, Access Persons shall deliver to the CCO or designee a listing of all Covered Securities beneficially owned that are current as of a date no more than 45 days prior to the date the report is submitted and an attestation that the listing is complete on Exhibit A.

The report shall include the following:

a. The title and type of security, the ticker or CUSIP and the principal amount of all securities in which the Supervised Person has any direct or indirect beneficial ownership;

b. The name of any broker, dealer, or bank with whom the Supervised Person maintains an account in which any securities are held for the direct or indirect benefit of the Supervised Person; and

c. The date the report is submitted.

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports and annual holdings reports, provided that all of the required information is contained in those confirmations and statements.

4. Report Confidentiality

All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

5. Monitoring of Personal Securities Transactions

Advisers are required by the Act to review Access Persons' personal securities transactions and reports periodically. The CCO or designee will review the reports in an effort to monitor potential conflicts of interest and to assess the Access Person's fulfillment of their quarterly reporting obligations. The CCO's personal securities transactions and reports shall be reviewed by the Supervisor.

6. Reporting Exemptions

The reporting requirements of this section of this Code of Ethics shall not apply to:

a. Any report with respect to securities over which the access person has no direct or indirect influence or control.

b. Transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.

c. Transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as the firm receives the confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.

d. Any transaction or holding report if the firm has only one access person, so long as the firm maintains records of the information otherwise required to be reported under the rule.

Miscellaneous Restrictions

Margin Accounts

Investment personnel are prohibited from purchasing securities on margin, unless pre-cleared by the CCO.

Blackout Periods

From time to time, representatives of Context may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of Context to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest. Context will always transact client's transactions before its own when similar securities are being bought or sold.

Short-Term Trading

Securities held in client accounts may not be purchased and sold, or sold and repurchased, within 30 calendar days by investment personnel. The CCO may, for good cause shown, permit a short-term trade, but shall record the reasons and grant of permission with the records of the Code.

Gifts and Entertainment

Supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

No supervised person may receive any gift, service, or other thing of more than de minimis value of from any person or entity that does business with or on behalf of the adviser. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre-approval by the CCO. The annual receipt of gifts from the same source valued at $100.00 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value if the person or entity providing the entertainment is present. All gifts, given and received, will be recorded in a log to be signed by the supervised person and the CCO and kept in the supervised persons file.

No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback

Confidentiality

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Supervised persons must keep all information about clients (including former clients) in strict confidence, including the client's identity (unless the client consents), the client's financial circumstances, the client's security holdings, and advice furnished to the client by the firm.

Service on Board of Directors

Supervised persons shall not serve on the board of directors of publicly traded companies absent prior written authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of Context, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Related Party Activities

The Adviser and its employee, Jason Myers, have no related parties activities.

Conflicts of Interest

Context has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. All supervised persons must refrain from engaging in any activity or having a personal interest that presents a "conflict of interest." A conflict of interest may arise if your personal interest interferes, or appears to interfere, with the interests of Context or its clients. A conflict of interest can arise whenever you take action or have an interest that makes it difficult for you to perform your duties and responsibilities for Context honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

•Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty; and

•Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer. Currently the Adviser and its personnel do not have any material beneficial ownership nor relationship with issuers or affiliates.

IV. "Front-running" and "Scalping"

Trading while in possession of information concerning Context's trades or Context's subadvisers trades is called front-running or scalping, and is prohibited by Context's insider trading rules, and may also violate federal law. The terms "front-running" and "scalping" are sometimes used interchangeably in industry literature and by the SEC.

Front-running is making a trade in the same direction as Context or Context's subadvisers just before Context or its subadvisers makes its trade, for example, buying a security just before Context buys that security, or selling just before Context sells that security.

Scalping is making a trade in the opposite direction just after Context's trade or Context's subadvisers trade, for example, selling just after Context stops buying such security or buying a security just after Context stops selling such security. Scalping allows Supervised Persons the opportunity to profit from temporary artificially inflated/deflated prices caused by Context's or Context's subadvisers transactions.

Compliance Procedures

Compliance with Laws and Regulations

All supervised persons of Context must comply with all applicable state, local and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•To defraud such client in any manner;

•To mislead such client, including making any statement that omits material facts;

•To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

•To engage in any manipulative practice with respect to such client; or

•To engage in any manipulative practice with respect to securities, including price manipulation.

Market Manipulation Policy

A. Overview

It is essential that no personnel of the Firm engage in any activity the purpose of which is to interfere with the integrity of the marketplace. Among other things, intentionally manipulating the market, as discussed below, is a violation of the federal securities laws and of the Firm's policies and standards of conduct.

B. Policy

Firm personnel may not engage in any deceptive practice intended to manipulate the market in an issuer's publicly-traded securities. Examples of such practices are provided below under "Legal Background."

C. Legal Background

The term "manipulation" generally refers to any intentional or deliberate act or practice in the marketplace that is intended to mislead investors by artificially controlling or affecting the price of a security traded in such marketplace. For example, manipulation may involve efforts to stimulate artificially the public demand for a stock or to create the false appearance of actual trading activity. Practices that may be intended to mislead investors by artificially affecting market activity and thus may constitute manipulative acts include, but are not limited to:

•portfolio pumping (submitting orders to purchase securities held by a client near the close of trading on the last day of a period for which the client's performance will be reported (e.g., quarter-end));

•window dressing (adding or eliminating securities holdings of a client on or around the date for which the client's holdings will be reported solely in order to make the client's holdings appear more favorable to the client or the client's investors (e.g., by eliminating a poorly performing holding or acquiring a security that has performed well));

•marking the close (executing securities transactions at or near the close with a purpose of inflating the day's price);

•wash sales (selling a security at a loss and purchasing the same or a substantially similar security soon afterwards);

•front running (transacting in a security for one's own account while taking advantage of advance knowledge of a client's pending transactions);

•spreading false rumors;

•disseminating false information into the marketplace that could reasonably be expected to cause the price of a security to increase or decrease;

•matched orders (buying a security with a low turnover and subsequently placing contemporaneous buy and sell orders for the security for substantially the same number of securities at substantially the same time and at substantially the same price, with the aim of conveying an appearance of renewed interest in the security);

•runs (also known as pumping and dumping);

•corners; and

•abusive squeezes (control of a large and dominating security position in a market in order deliberately to increase the price of the security).

The rules against market manipulation do not mean that merely trying to acquire or to dispose of stock for investment purposes and incidentally affecting the price is unlawful. It is permissible for trading to have a corollary effect upon the price of a security as an ancillary consequence of buying or selling that security, so long as the investor's purpose is not to create an artificial impression about the demand for, or supply of, the security. Further, certain of the practices described above may in certain instances be made in connection with legitimate business purposes and in such instances would not constitute market manipulation. Personnel with any questions whether any transaction may constitute market manipulation should contact the CCO immediately.

The SEC and the federal courts have emphasized that manipulation, in essence, interferes with the free forces of supply and demand, and, thus, the integrity of the market. As the SEC stated in a 1977 case:

Investors and prospective investors... are... entitled to assume that the prices that they pay and receive are determined by the unimpeded interaction of real supply and demand so that those prices are the collective marketplace judgments that they purport to be. Manipulations frustrate these expectations. They substitute fiction for fact.... The vice is that the market has been distorted and made into a stage-managed performance.

The most cited anti-manipulative provisions of the federal securities laws are Section 10(b) of the Exchange Act, and Rule 10b-5 thereunder. Section 10(b) makes it unlawful to use or employ, in connection with the purchase or sale of any security, any manipulative or deceptive device or contrivance in contravention of such rules and regulations as the SEC may prescribe. The various rules promulgated by the SEC under Section 10(b) define specific activities as manipulative or deceptive acts or practices. Rule 10b-5, however, sometimes referred to as the "anti-manipulation" rule, sets forth the general prohibition on fraudulent, deceptive or manipulative devices. The prohibitions against manipulative and deceptive acts under Section 10(b) and Rule 10b-5 apply to all securities, not just those registered on a national stock exchange. The SEC and the federal courts have established that pure manipulation - that is, merely undertaking acts to raise or lower the price of a security - constitutes a "manipulative or deceptive device" and a "scheme to defraud."

Section 17(a) of the Securities Act of 1933, as amended, is also a general antifraud provision and applies to manipulation in the over-the-counter market. Section 17(a) proscribes material misrepresentations or omissions, any scheme, device or artifice to defraud, or any fraudulent or deceitful transaction, practice or course of business, in the offer or sale of securities.

Section 9(a) of the Exchange Act specifically prohibits various manipulative practices. For example, Section 9(a)(1) prohibits the use of "wash sales" and "matched orders" for the purpose of creating a false or misleading appearance of active trading in any security registered on a national exchange. Section 9(a)(2) prohibits manipulation of prices by any person, acting alone or with others, who for the purpose of inducing others to buy or sell a particular security, effects a series of transactions in the security which creates actual or apparent active trading in the security or causes a rise or decline in the price of the security. Section 9(a)(3) prevents brokers, dealers and others from circulating or disseminating information about a security to the effect that the price of the security will or is likely to rise or fall for the purpose of raising or lowering the price of the security.

Rule 10b-21 under the Exchange Act makes it unlawful to submit an order to sell a security if the person submitting the order deceives a broker-dealer, a participant of a registered clearing agency or a purchaser regarding his or her intention or ability to deliver the security by the settlement date and to then fail to deliver the security by the settlement date. Among other things, Rule 10b-21 targets short sellers who deceive broker-dealers about their source of borrowable shares for purposes of complying with the "locate" requirement of Rule 203(b)(1) of Regulation SHO. Rule 10b-21 also applies to sellers who misrepresent to their broker-dealers that they own the shares being sold.

Certification of Compliance

Initial Certification

The firm is required to provide all Supervised Persons with a copy of this Code. All Supervised Persons are to certify in writing that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

Acknowledgement of Amendments

The firm must provide supervised persons with any amendments to this Code (attached hereto) and Supervised Persons must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.

Annual Certification

All supervised persons must annually certify that they have read, understood, and complied with this Code of Ethics and that the supervised person has made all of the reports required by this code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance.

Reporting Violations

All supervised persons must report violations of the firm's Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the Supervisor. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

•Noncompliance with applicable laws, rules, and regulations;

•Fraud or illegal acts involving any aspect of the firm's business;

•Material misstatements in regulatory filings, internal books and records, clients records or reports; or

•Activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code.

Compliance Officer Duties

Training and Education

CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur periodically as needed and all supervised persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

CCO shall ensure that Context maintains the following records in a readily accessible place:

•A copy of each code of ethics that has been in effect at any time during the past five years;

•A record of any violation of the code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•A record of all written acknowledgements of receipt of the code and amendments for each person who is currently, or within the past five years was a Supervised Person. These records must be kept for five years after the individual ceases to be a supervised person of the firm;

•Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports, for at least five years after the end of the fiscal year in which the report is made;

•A list of the names of persons who are currently, or within the past five years were, Access Persons or were responsible for reviewing Access Person's reports;

•A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted; and

•A record of any decisions that grant employees or access persons a waiver from or exception to the code, for at least five years after the end of the fiscal year in which approval was granted.

Annual Review

CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation.

Annual Reporting to Fund Board of Directors

At least annually the CCO shall create and furnish a report to the Fund's board of directors describing any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and that certifies that Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly. At the conclusion of such investigation the CCO shall determine the appropriate corrective action to be taken and make any recommendation for disciplinary action to the necessary supervisors. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Such sanctions for violation of this Code of Ethics include but are not limited to:

•letter of censure;

•Suspension or termination of employment;

•Reversal of a securities trade at the violator's expense and risk, including disgorgement of any profit; and

•In serious cases, referral to law enforcement or regulatory authorities.

Definitions

1. "Access Person" includes any supervised person who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the firm's directors, officers, and partners are presumed to be access persons.

2. "Act" means Investment Advisers Act of 1940.

3. "Adviser" means Context.

4. "Advisory Person" includes any director, officer, general partner, employee or natural person in a control relationship to the Fund or the Adviser who obtains information concerning the purchase or sale of Covered Securities by the Fund, whose job function is to make recommendations with respect to such purchases or sales, or who obtains information concerning recommendations made to the Fund concerning the purchase of sale of Covered Securities.

5. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

6. A "Covered Security" is "being considered for purchase or sale" when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

7. "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

8. "CCO" means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

9. "Conflict of Interest" for the purposes of this Code of Ethics, a "conflict of interest" will be deemed to be present when an individual's private interest interferes in anyway, or even appears to interfere, with the interests of the Adviser as a whole.

10. "Covered Security" means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Act. Additionally, it includes options on securities, on indexes, and on currencies; all kinds of limited partnerships; foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs. For more clarification, please see this no-action letter, which spells out the Code of Ethics requirements in layman's terms: http://www.sec.gov/divisions/investment/noaction/ncs113005.htm.

11. "Covered Security" does not include direct obligations of the U.S. government; bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; shares issued by money market funds; and shares of open-end mutual funds that are not advised or sub-advised by the Adviser.

12. "Exempted Transactions" The pre-clearance and reporting requirements of this Code of Ethics shall not apply to:

a. Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

b. Purchases which are part of an automatic investment plan, including dividend reinvestment plans.

c. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

d. Acquisition of covered securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

e. Open end investment company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm

13. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

14. "Investment personnel" means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

15. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

16. "Managed Portfolios" means any client portfolio of Context subject to an Investment Management Agreement or similar agreement between Context and a client.

17. "Outside Account" means any Supervised Person's Covered Securities account.

18. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

19. "Supervised Persons" means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser's supervision and control.

CODE OF ETHICS

Acknowledgment

I have received the Code of Ethics (the "Code") of the Firm and have read it and understand it.

I understand that I am responsible for complying with the policies and procedures in the Code. I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.

Printed Name

Signature	Date

Schedule A

INITIAL, ANNUAL AND UPDATED SCHEDULE OF SECURITIES HOLDINGS	«EmployeeName»

This report shall include the information below of each security holding in which you have a direct or indirect beneficial interest, including holdings by a spouse, minor children, trusts, foundations, and any account for which trading authority has been delegated to you, other than authority to trade for a Fund in or a client of Context. In lieu of listing each security position below, you may instead attach copies of brokerage statements, sign below and return Schedule A and brokerage statements to the CCO.

Name of Account	Security Name	Security Name, Ticker and Type (Preferred, Common) Bond Name and CUSIP - Include interest rate/ maturity date	Shares/ Principal Amount	Broker-Dealer or Bank	Dividend Reinvestment ("Yes" or "No")

To the best of my knowledge I have disclosed all of my securities holdings.

[ ]	I have no securities holdings to report.
[ ]	I have attached statements containing all my personal securities holdings.

(Signature)	(Date)	(Year End)

Schedule B

SECURITIES TRANSACTIONS REPORT	COMPLIANCE REPORT:	«EmployeeName»

This report of personal Securities Transactions pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940 or Rule 17j-1(c) of the Investment Company Act of 1940 must be completed and submitted to the CCO not later than 10 days after the end of each month. Refer to the Code for further instructions.

Trade Date	Name of Account *	Buy, Sell Or Other	Security Name, Ticker and Type (Preferred, Common) Bond Name and CUSIP - Include interest rate and maturity date	Market Cap over $1billion/ $400 million for non-U.S. issuer (yes/no)	Quantity	Price	Principal Amount	Broker-Dealer or Bank	Pre-Cleared thru Compliance Dept. (Date or N/A)

______

*	For any new account opened during the month, show the date the account was established.
[ ]	I had no personal Securities Transactions during the preceding month that were required to be reported on Schedule B.

The report or recording of any Transaction above shall not be construed as an admission that I have any direct or indirect ownership in the Securities.

(Signature)	(Date)	(Month Ending)